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                                                                   EXHIBIT 10.22

                                                                 October 6, 2003

Mr. Michael R. Young

Dear Mike:

         Pursuant to our discussion at the September 25th Board meeting, the Board hereby acknowledges your plan to retire on February 9, 2004. As of that date, you will be resigning as an Officer and Director of the Company. On behalf of the Board, I want to convey our utmost gratitude for the contributions that you have made to York International as its CEO over the past 4 years. This letter will confirm the compensation, benefits and other provisions related to your retirement.

         Through your retirement date, you will continue in your capacity as Chief Executive Officer of the Company and your compensation and benefits will continue unchanged. As of your retirement date, you will retire and your employment with the company will be deemed terminated. From and after your retirement date, you will not be entitled to receive any compensation, perquisites or benefits from the Company other than as specifically set forth in this letter. Nothing in this paragraph is intended to affect any benefits to which you may be entitled under any of the Company's qualified plans or your right under Federal or state law to continue certain benefit coverage at your own expense after your retirement.

         1. From and after your retirement date, you will be entitled to receive the following compensation and benefits:

                  (a) You will receive payment for any vacation time accrued and unused as of your retirement date, subject to legally required tax withholding.

                  (b) You will receive an award payment, if at least your Entry Level Target has been reached, under the 2003 Senior Management Incentive Plan (annual bonus) in the First Quarter 2004 when payments are made to other executives; the results of such plan are subject to final approval by the Compensation Committee of the Company's Board of Directors.

                  (c) You will receive an award payment, if at least your Entry Level Target has been reached, under the 2001 Performance Unit Plan in the First Quarter 2004 when payments are made to other executives; as well as a pro-rata award payment, if at least your Entry Level Target has been reached, under the 2002 and 2003 Mid-Term Plans when provided for under such Plans and paid to other executives; the results of such plans are subject to final approval by the Compensation Committee of the Company's Board of Directors.

                  (d) You understand that as of your retirement date, you will not be eligible for continued participation in the Company's Retirement Plan, its Investment Plan, its Employee Stock Purchase Plan or its Supplemental Executive Retirement Plan. You may elect distribution

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Michael R. Young
October 6, 2003
Page 2

of your assets in the Company's Investment Plan and the Bristol Thrift and Retirement Plan in accordance with the terms of such Plans.

                  (e) You will be eligible for Retiree Group Health Insurance and Life coverage for retirees under the generally applicable terms of those plans as they exist now or as they may be amended in the future. To continue coverage, the Company will require you to pay a monthly premium based on full calendar years of service, the Company's post-1993 retiree health premium schedule and the level of benefits you select. Your length of service for retiree health premium purposes is 18 years as of December 31, 2003. Life insurance, accident and disability, dental and vision benefits will cease as of your retirement date. You will be offered the opportunity to continue coverage for dental and vision under COBRA.

                  (f) You will be entitled to a distribution from your accrued SERP benefits as of your retirement date. The Board confirms that you have elected a lump sum distribution from the Supplemental Executive Retirement Plan, the value of which is determined using the formula specified in the Plan, your years of SERP service and the government-specified lump sum conversion factors. The distribution will be in a lump sum payment on February 9, 2004.

                  (g) You have accrued, vested benefits in the York International Corporation Pension Plan #1 that you have elected to receive in a lump sum payment on February 9, 2004.

                  (h) You have accrued, vested benefits in the York International Corporation Pension Plan #18 (Evcon salary pension plan) and will begin to receive a monthly annuity payment effective on the 1st of March, 2004.

                  (i) You may exercise stock options, pursuant to the terms of your Stock Option Agreements for retirement, that are vested or that will vest by contacting Jane G. Davis, Vice President, Secretary and General Counsel of the Company in York, Pennsylvania. The stock option grants that provide for a three (3) year exercise period following the date of retirement are numbers 5592, 5342, 4902, 2524, 2216 and 1695. You may also exercise Performance Accelerated Stock Options (PASO's) granted to you on March 16, 1999, November 8, 1999 and February 9, 2000 for the life of the grant by contacting Jane G. Davis. The PASO's that can be exercised through the remainder of the ten-year life are numbers 4678, 3719 and 3303. Restricted stock granted to you will vest consistent with the provisions of your restricted stock agreement.

         2. You understand and agree that the Employment Agreement dated December 29, 1999 entered into by you and the Company expires on your retirement date.

         3. You understand that the Company will discontinue your monthly allowance for property maintenance and upkeep associated with your Wichita, KS residence as of your retirement date.

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Michael R. Young
October 6, 2003
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         4.       The Company agrees to provide for the use of the Company-owned
1998 Lexus through not later than December 31, 2004, under the same terms and conditions as your use during your employment. You will pay for all fuel.

         5. The Company agrees to provide the Executive Financial Planning program, up to $5,500, for calendar year 2004.

         6. The Company agrees to provide for the continued use of the Company-owned condominium in York, PA through not later than December 31, 2006. The Company is responsible for property taxes and condo association dues. You agree to pay a Fair Market Value rent of $2,500.00 to York each month that you continue to occupy the residence, as well as pay for utilities and phone. You will retain, and move out when you no longer use the condo, any furniture that you own in the condo. You have determined that you will keep all furniture brought to the condo from your Bristol, Virginia residence currently valued at $2,500.00. The Company will provide this furniture to you at no cost and impute the value in your 2004 income. In addition, the Company agrees to provide you the agreed-upon furnishings that the Company purchased for the condo upon your arrival in York, PA at no cost. The value of these furnishings is $2,000.00 and this value will also be imputed in your 2004 income.

         7. You agree to return any Company keys, credit cards or other property (other than otherwise specified in this letter) to an employee designated by the Company on or before your retirement date.

         8. You agree that you remain bound by the terms of all confidentiality obligations to the Company in effect as of your retirement date.

         9. This letter constitutes the entire agreement between the parties relating to the subject matter hereof and may not be amended or modified other than in writing, executed by both parties.

YORK INTERNATIONAL CORPORATION

By: ___________________________________    Agreed and accepted:
     Gerald C. McDonough
     Chairman, Board of Directors          _______________________________
                                           Michael R. Young

                                           Date: _________________

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